Exhibit 10.2
AGREEMENT OF SALE AND PURCHASE
ORTHOPAEDICS INDIANAPOLIS SURGICAL ASSOCIATES, LLC
An Indiana liability company
as the Seller
and
HEALTHCARE REALTY TRUST INCORPORATED
A Maryland corporation
as the Purchaser
For the Sale and Purchase of:

The OrthoIndy Medical Office Building 8450 Northwest Boulevard Indianapolis, Indiana 46278	The Indiana Orthopaedic Hospital Building 8400 Northwest Boulevard Indianapolis, Indiana 46278
June 22, 2006

Table of Contents
(continued)

ii

AGREEMENT OF SALE AND PURCHASE
     THIS AGREEMENT OF SALE AND PURCHASE (this “Agreement”) is made and entered into by and between ORTHOPAEDICS INDIANAPOLIS SURGICAL ASSOCIATES, L.L.C., an Indiana liability company (“Seller”), and HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation (“Purchaser”). Seller and Purchaser are sometimes collectively referred to herein as the “Parties”.
Recitals
     A. Seller is the owner of the Property (as hereinafter defined).
     B. Seller desires to sell the Property to Purchaser, and Purchaser desires to purchase the Property from Seller on the terms and conditions contained in this Agreement.
     NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) (“Independent Consideration”), the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
ARTICLE I.
Definitions
     In addition to any other terms defined in the body of this Agreement, as used herein (including any Exhibits attached hereto), the following terms shall have the meanings indicated in this Article I:
     “Affidavit” shall have the meaning ascribed to such term in Section 4.3 below.
     “Bill of Sale” shall mean a Bill of Sale and Assignment in the form attached as Exhibit B hereto, and sufficient to transfer the Personal Property to Purchaser.
     “Business Day(s)” shall mean calendar days other than Saturdays, Sundays and legal holidays.
     “Certificate of Non-Foreign Status” shall mean a certificate dated as of the Closing Date, addressed to Purchaser and duly executed by Seller, in the form of Exhibit C attached hereto.
     “Closing” shall mean the consummation of the Transaction as provided for herein, to be conducted in escrow by the Title Company, or at such location as the Parties may mutually agree in writing.

     “Closing Certificate” shall mean a certificate in the form of Exhibit D wherein Seller shall represent that the representations and warranties of Seller contained in Article V of this Agreement are true and correct without exception as of the Closing Date as if made on and as of the Closing Date.
     “Closing Date” shall mean the actual day on which the Transaction is closed with the transfer of title to the Property to Purchaser. The Parties agree that the Closing Date shall be not later than five (5) days following the expiration of the Due Diligence Period, unless extended as specifically provided in this Agreement.
     “Closing Statement” shall have the meaning ascribed to such term in Section 7.1 below.
     “Deed” shall mean a deed containing special warranties of title by Seller in the form of Exhibit E, executed by Seller, as grantor, in favor of Purchaser (or its permitted assignee) as grantee, conveying the Land and Improvements to Purchaser, subject only to the Permitted Exceptions.
     “Due Diligence Materials” shall have the meaning ascribed to such term in Section 4.1 hereof.
     “Due Diligence Period” shall mean that period of time beginning on the Effective Date and ending on the 28th calendar day thereafter (and subject to extension as described in Section 4.1 below).
     “Earnest Money” shall mean the sum of $2,500,000.00.
     “Effective Date” shall mean the later of the two (2) dates on which this Agreement is signed and all changes initialed by the Parties, as indicated by their signatures below.
     “Engineering Documents” shall mean all site plans, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, and other plans and studies, if any, that relate to the Property which are currently in the possession of Seller.
     “Exception Documents” shall mean true, correct and legible copies of each document listed as an exception to title on the Title Commitment.
     “Existing IOH LLC Lease” shall mean the 100% net lease in place as of the Effective Date between Seller, as landlord, and IOH LLC, as tenant, with respect to the Hospital and related Improvements.
     “Existing OrthoIndy Lease” shall mean the 100% net lease in place as of the Effective

Date between Seller, as landlord, and OrthoIndy, as tenant, with respect to the MOB and related Improvements.
     “Existing Leases” shall mean the Existing IOH LLC Lease and Existing OrthoIndy Lease, collectively.
     “Fixtures” shall mean all permanently affixed equipment, machinery, fixtures, and other items of real property, including all components thereof, now and hereafter located in, on or used in connection with, and permanently affixed to or incorporated into the Improvements or on the Land, including, without limitation, all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems and apparatus, sprinkler systems and fire and theft protection equipment, and built-in vacuum, cable transmission, oxygen and similar systems, all of which, to the greatest extent permitted by law, are hereby deemed by the parties hereto to constitute real estate, together with all replacements, modifications, alterations and additions thereto. Fixtures shall not include any trade fixtures owned or leased from third parties by OrthoIndy or IOH LLC.
     “Hazardous Materials” shall mean any substance, including without limitation, asbestos or any substance containing asbestos and deemed hazardous under any Hazardous Materials Law, the group of organic compounds known as polychlorinated biphenyls, flammable explosives, radioactive materials, infectious wastes, biomedical and medical wastes, chemicals known to cause cancer or reproductive toxicity, pollutants, effluents, contaminants, emissions or related materials and any items included in the definition of hazardous or toxic wastes, materials or substances under any Hazardous Materials Law.
     “Hazardous Materials Law” shall mean any local, state or federal law relating to environmental conditions and industrial hygiene, including, without limitation, the Resource Conservation and Recovery Act of 1976 (“RCRA”), the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended by the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Hazardous Materials Transportation Act, the Federal Water Pollution Control Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Safe Drinking Water Act, and all similar federal, state and local environmental statutes, ordinances and the regulations, orders, or decrees now or hereafter promulgated thereunder.
     “Hospital” shall mean the approximately 117,525 square foot space that Indiana Orthopaedic Hospital occupies located on the Land.
     “IOH LLC” shall mean Indiana Orthopaedic Hospital, LLC.
     “Improvements” shall mean (a) the Hospital, and (b) the MOB, together with all other improvements, structures and Fixtures located on the Land, including, without limitation, landscaping, parking lots and structures, roads, drainage facilities and all above ground and underground utility structures, equipment systems and other infrastructure.
     “Independent Consideration” has the meaning set forth in the preamble.
     “Intangible Property” means all Permits and other intangible property or any interest therein now or on the Closing Date owned or held by Seller in connection with the Land and/or the Improvements, or with the use thereof, including trade names, water rights and reservations, zoning rights, business licenses and warranties (including those relating to construction or fabrication) related to the Land, the Improvements, or any part thereof; provided, however, “Intangible Property” shall not include the general corporate trademarks, service marks, logos or insignia or books and records of Seller, and accounts receivable.
     “Land” shall mean the real property described Exhibit A hereto.
     “Laws” means all federal, state and local laws, moratoria, initiatives, referenda, ordinances, rules, regulations, standards, orders and other governmental requirements, including, without limitation, those relating to the environment, zoning, land use, planning, health and safety, disabled or handicapped persons.
     “MOB” shall mean the approximately 58,474 medical office building located on the Land.
     “New IOH LLC Master Lease” shall mean the Master Lease Agreement entered into between Purchaser, as landlord, and IOH LLC, as tenant, on the Effective Date for the lease of the Hospital and related Improvements from and after the Closing, the performance of which by each party is contingent only upon the occurrence of the Closing.
     “New OrthoIndy Master Lease” shall mean the Master Lease Agreement entered into between Purchaser, as landlord, and OrthoIndy, as tenant, on the Effective Date for the lease of the MOB and related Improvements from and after the Closing, the performance of which by each party is contingent only upon the occurrence of the Closing.
     “Objection Notice” shall have the meaning ascribed to such term in Section 4.2 below.
     “OrthoIndy” shall mean Orthopaedics-Indianapolis P.C.
     “Permits” shall mean all permits, licenses, approvals, entitlements and other governmental, quasi-governmental and non-governmental authorizations including, without limitation, certificates of occupancy, required in connection with the ownership, planning, development, construction, use, operation or maintenance of the Land or the Improvements. As used herein, “quasi-governmental” shall include the providers of all utility services to the Land or the Improvements.
     “Permitted Exceptions” shall have the meaning ascribed to such term in Section 4.3.
     “Personal Property” shall mean, collectively, the Intangible Property, Warranties, Engineering Documents, and Tangible Personal Property.
     “Phase I” shall mean the Phase I Environmental Site Assessment performed by Sagamore Environmental Services, Inc. dated May 27, 2003, pertaining to the MOB.
     “Property” shall mean, collectively, (a) the Land and the Improvements, together with all appurtenant interests, and (b) the Personal Property. As used in the foregoing, “appurtenant interests” shall mean those interests that permissibly pass by operation of law with the conveyance by Seller of the Land and Improvements.
     “Property Documents” shall mean (i) 2005 year-to-date budget Property level financial statement detail, (ii) 2003 — 2005 year-to-date OrthoIndy financial statement detail, (iii) 2005 year-to-date financial statement detail and five (5) year proforma for IOH LLC, and (iv) the real estate tax bills for the Land and Improvements for 2005.
     “Purchase Price” shall mean $65,000,000.00, inclusive of the Earnest Money, and which shall be adjusted at Closing pursuant Article VIII of this Agreement.
     “Service Contracts” shall mean all service contracts or other agreement or instrument affecting all or a portion of the Property, a complete list of which is attached hereto as Exhibit F.
     “Subleases” shall mean all subleases and other occupancy arrangements affecting the Property or any portion thereof.
     “Survey” shall mean an ALTA/ASCM Land Survey (a) prepared by Civil Design, LLP and updated not earlier than twenty (20) days prior to the Effective Date, (b) certified to Purchaser and its designee, (c) keyed to the Title Commitment, and (d) meeting the “Minimum Standard Detail Requirements for ALTA/ASCM Land Title Surveys” as adopted by the American Land Title Association and American Congress on Surveying and Mapping in 1992 and which shall include Items 1, 2, 3, 4, 6, 7(a) and (b), 8, 9, 10, 11, and 13 of Table A thereof.
     “Tangible Personal Property” shall mean all furnishings, equipment, tools, machinery, fixtures, appliances and all other tangible personal property owned by Seller and located on or about the Land or Improvements or used in connection with the operation thereof, a description of which shall be attached as Exhibit B to the Bill of Sale. Tangible Personal Property shall not include any personal property or trade fixtures owned by or leased from any third parties by

OrthoIndy or IOH LLC.
     “Termination Notice” shall have the meaning ascribed to such term in Section 4.2 below.
     “Termination of Existing IOH LLC Lease” shall mean the Termination of Lease Agreement between Seller, as landlord, and IOH LLC, as tenant, of the Existing IOH LLC Lease, which shall be effective upon the Closing of the Transaction and shall provide that IOH LLC shall have no further duties, obligations, or liabilities under the Existing IOH LLC Lease from and after the termination of the same.
     “Termination of Existing OrthoIndy Lease” shall mean the Termination of Lease Agreement between Seller, as landlord, and OrthoIndy, as tenant, of the Existing OrthoIndy Lease, which shall be effective upon the Closing of the Transaction and shall provide that OrthoIndy shall have no further duties, obligations, or liabilities under the Existing OrthoIndy Lease from and after the termination of the same.
     “Title Commitment” shall mean a current commitment for title insurance (a) issued by the Title Company, (b) in the amount of the Purchase Price, (c) showing Purchaser or its designee as the proposed insured, and (d) dated not earlier than five (5) days prior to the Effective Date and down-dated within five (5) days prior to the end of the Due Diligence Period, pursuant to the terms of which the Title Company shall commit to issue the Title Policy to Purchaser in accordance with the provisions of this Agreement, and reflecting all matters which would be listed as exceptions to coverage on the Title Policy.
     “Title Company” shall mean Chicago Title Insurance Corporation (Attn: Michael J. Sibbing).
     “Title Policy” shall mean a title policy issued by the Title Company in accordance with the Title Commitment, subject only to the Permitted Exceptions, insuring Purchaser’s fee ownership interest in the Land and Improvements, with liability in the amount of the Purchase Price, dated as of the Closing Date.
     “Transaction” shall mean the purchase and sale transaction contemplated by this Agreement.
     “Warranties” shall mean all warranties, representations and similar agreements pertaining to the Property.

ARTICLE II.
Agreement to Sell and Purchase
     2.1 Agreement to Sell and Purchase. On the Closing Date, Seller shall, in consideration for the Purchase Price and in accordance with the terms of this Agreement, sell and deliver to Purchaser all of Seller’s rights, title and interest in and to the Property, and Purchaser shall purchase the same.
ARTICLE III.
Purchase Price and Earnest Money
     3.1 Payment of Purchase Price. The Purchase Price shall be paid by Purchaser at the Closing via wire transfer in United States currency to the Title Company to be held in escrow for the benefit of Seller, subject to any adjustments and pro-rations as described in Article VIII below.
     3.2 Earnest Money. Within three (3) Business Days following the Effective Date, Purchaser shall deliver the Earnest Money to the Title Company. The disposition of the Earnest Money shall be governed by the terms of this Agreement.

ARTICLE IV.
Items to be Furnished to Purchaser by Seller
     4.1 Due Diligence Materials. Seller has, prior to the Effective Date, provided the Property Documents, the Service Contracts, and the Phase I to Purchaser. Within five (5) Business Days after the Effective Date, Seller shall deliver (or cause IOH LLC and/or OrthoIndy to deliver, as the case may be) to Purchaser for its review the following:
     (a) True, correct, complete and legible copies of all Warranties, Permits, and Engineering Documents;
     (b) True, correct, complete and legible copies of tax statements or assessments for all personal property taxes assessed against the Personal Property for the current and the two (2) prior calendar years;
     (c) A complete, itemized and detailed inventory of the Tangible Personal Property;
     (d) True, correct, complete and legible copies of any and all litigation files with respect to any pending litigation and claim files for any claims made or threatened, the outcome of which might have an adverse effect on the Property or the use and operation of the Property;
     (e) True, correct, and complete and legible copies of the Subleases and any and all agreements or written understandings with respect to the Property or any portion thereof not already provided;
     (f) The Title Commitment, together with the Exception Documents; and
     (g) The Survey.
     The foregoing, together with the Property Documents and the Phase I, are collectively referred to in this Agreement as the “Due Diligence Materials”.
     In the event Seller fails to deliver the Due Diligence Materials or any portion thereof to Purchaser within the five (5) Business Day time period set forth above, the Due Diligence Period shall automatically be extended on a day-for-day basis by the number of days which elapse between the expiration of the five (5) Business Day time period and the date upon which Purchaser receives the last of the Due Diligence Materials.
     4.2 Due Diligence Review. During the Due Diligence Period, Purchaser shall be entitled to review the Due Diligence Materials, and to examine, inspect and investigate the

Property to determine whether it is acceptable to Purchaser. Seller shall grant Purchaser and those acting by, through, or under Purchaser full and complete access to the books and records of Seller with respect to the Property, and, provided the Closing occurs, permit Purchaser to retain copies of such books records. Purchaser and those acting by, through, and under Purchaser, shall be entitled to make all inspections or investigations desired by Purchaser with respect to the Property and shall have complete physical access thereto, provided (1) Purchaser and those acting by, through, and under Purchaser shall schedule any visits to, and inspections of, the Property at least one day in advance with Seller, and (2) such access shall not unreasonably interfere with IOH LLC’s or OrthoIndy’s operations at the Property. If Purchaser shall, for any reason in Purchaser’s sole discretion, disapprove or be dissatisfied with any aspect of such information, or the Property, then Purchaser shall be entitled to terminate this Agreement by delivering a Termination Notice (herein so called) to Seller at or before 5:00 p.m. CST on the last day of the Due Diligence Period. If Purchaser’s written termination is timely made, then the Earnest Money shall be immediately returned to Purchaser and thereafter neither Party shall have any further obligations or liabilities to the other hereunder. If Purchaser fails to timely deliver the Termination Notice, then, except as otherwise provided herein, the Earnest Money shall thereafter be non-refundable, but shall be credited to the Purchase Price at Closing, and Purchaser’s right to terminate this Agreement pursuant to this Section 4.2 shall be of no further force or effect.
     4.3 Permitted Exceptions. The term “Permitted Exceptions” shall mean: (A) the matters shown as exceptions in the Title Commitment as of the expiration of the Due Diligence Period and not objected to by Purchaser as described above, or that Purchaser has otherwise agreed to accept; (B) those items shown on the Survey as of the expiration of the Due Diligence Period and not objected to by Purchaser as described above, or that Purchaser has otherwise agreed to accept; (C) Laws existing with respect to the Property; (E) real estate taxes and assessments for the current and future years, which are not yet due and payable with respect to the Property or any portion thereof, and (F) the New IOH LLC Master Lease and the New OrthoIndy Master Lease. The term “Permitted Exceptions” shall expressly not include any of the so-called “standard exceptions” or “pre-printed” exceptions which are subject to deletion by the Title Company upon receipt of a standard owner’s affidavit, which Seller shall provide at Closing (the “Affidavit”). Without limiting the foregoing, the Affidavit shall be in such a form so as to, among other things, cause the Title Company to omit from the Title Policy all exceptions for unfiled mechanic’s, materialmen’s or similar liens and to provide “gap” coverage insuring the period from the effective date of the Title Commitment through the date and time of recording of the Deed.
     4.4 Service Contracts. At or prior to the Closing, Seller shall cause each of the Service Contracts to either be terminated or assigned to IOH LLC or OrthoIndy, as appropriate. Seller shall be responsible for any termination fee or other costs associated with such termination or assignment. Seller shall indemnify, protect, defend and hold Purchaser harmless from and against all claims, damages, losses, suits, proceedings, costs and expenses (including, but not limited to, reasonable attorneys’ fees) arising or accruing under the Service Contracts (or any of them), whether prior to or after the Closing Date.
     4.5 Additional Exceptions. In the event that at any time the Title Commitment, Exception Documents, or Survey are modified prior to Closing (other than the deletion or elimination of any item requested by Purchaser), Purchaser shall have the right to review and approve or disapprove any such modification and the Due Diligence Period as to such modification shall be for a period of five (5) Business Days following the date of Purchaser’s receipt of such modification, and the date of Closing, and all other time periods referred to this Agreement shall be extended accordingly.
ARTICLE V.
Representations, Warranties, Covenants and Agreements
     5.1 Representations and Warranties of Seller. Seller represents and warrants to Purchaser as follows:
     (a) Seller has good, marketable, and insurable fee simple title to the Land and Improvements, and no third party holds any right of first offer, right of first refusal or other restrictions on Seller’s rights of transfer, nor does there exist any other form of transfer restriction with respect to the Property.
     (b) No party has been granted any license, lease or other right relating to the use or possession of the Property, except for IOH LLC and OrthoIndy pursuant to the Existing Leases and those parties claiming under them pursuant to the Subleases.
     (c) As of the Closing, no brokerage or leasing commissions or other compensation will be due or payable to any person, firm, corporation or other entity with respect to, or on account of, the Existing Leases.
     (d) No pending condemnation, eminent domain, assessment or similar proceeding or charge affecting the Property or any portion thereof exists. Seller has not heretofore received any notice, and has no knowledge, that any such proceeding or charge is contemplated. Seller has not received any notice of a proposed increase in the assessed valuation of the Property.
     (e) Seller has the authority to execute and enter into this Agreement, and shall have, as of Closing, full right, power and authority to consummate the Transaction. The execution by Seller of this Agreement and the consummation by Seller of the Transaction does not, and at the Closing will not, result in any breach of any of the terms or provisions of or constitute a default or a condition which upon the giving of notice or passage of time or both would ripen into a default under any indenture, agreement, instrument or obligation to which Seller is a party.
     (f) No work has been performed or is in progress at the Property, and no materials will have been delivered to the Property that might provide the basis for a mechanic’s, materialmen’s or other lien against the Property or any portion thereof, or amounts due for such work and material shall have been paid or discharged to Purchaser’s satisfaction as of Closing.
     (g) There are no actions, suits or proceedings pending or threatened against or affecting the Property or any portion thereof, either of the Existing Leases or relating to or arising out of the ownership or operation of the Property, or by any federal, state, county or municipal department, commission, board, bureau or agency or other governmental instrumentality, other than those disclosed to Purchaser pursuant to Section 4.1. All judicial proceedings concerning the Property will be finally dismissed and terminated prior to the Closing.
     (h) (1) No Hazardous Materials have been installed, used, generated, manufactured, treated, handled, refined, produced, processed, stored or disposed of, or otherwise present in, on or under the Property, except such material used in the operation of the Property and medical businesses of OrthoIndy and IOH LLC, all in accordance with applicable law and which have been disclosed to Purchaser, (2) no activity has been undertaken on the Property which would cause (i) the Property to become a hazardous waste treatment, storage or disposal facility within the meaning of, or otherwise bring the Property within the ambit of any Hazardous Material Law, (ii) a release or threatened release of Hazardous Material from the Property within the meaning of, or otherwise bring the Property within the ambit of any Hazardous Material Law or (iii) the discharge of Hazardous Material into any watercourse, body of surface or subsurface water or wetland, or the discharge into the atmosphere of any Hazardous Material which would require a permit under any Hazardous Material Law, (3) no activity has been undertaken with respect to the Property which would cause a violation or support a claim under any Hazardous Material Law, (4) no investigation, administrative order, litigation or settlement with respect to any Hazardous Material is threatened or in existence with respect to the Property, (5) no notice has been served on Seller, IOH LLC or OrthoIndy from any entity, governmental body or individual claiming any violation of any Hazardous Material Law, or requiring compliance with any Hazardous Material Law, or demanding payment or contribution for environmental damage or injury to natural resources, and (6) Seller has not obtained and is not required to obtain, and Seller has no knowledge of any reason Purchaser will be required to obtain, any permits, licenses, or similar authorizations to occupy, operate or use the Improvements or any part of the Property by reason of any Hazardous Material Law.

     (i) The sale of the Property as contemplated by this Agreement will not cause a change in any licensing or similar requirements affecting the use or operations of the Property, violate any Laws with respect to the use or operations at the Property, or necessitate the filing with any governmental or quasi-governmental authority of any notice regarding a change in ownership of the Property.
     (j) There are no other agreements or understandings (whether oral or written) with respect to the Property or any portion thereof, other than those delivered (or to be delivered) pursuant to Section 4.1 above and the Existing Leases.
     (k) The Property is free of violations of Laws; and the Improvements and their use comply with all Laws, except that certain structural issues exist that are disclosed in the Building Condition Report prepared by Breland Group, LLC and issued to Purchaser, and which issues are being resolved.
     (l) The Property Documents are true, complete and accurate in all material respects.
     To the extent circumstances first arise after the Effective Date but before Closing which would render one or more of the above representations and warranties no longer materially true and correct, Seller shall promptly (but no later than at Closing) deliver written notice to Purchaser of such changed circumstances. In such event, Purchaser may elect to (i) accept the Property regardless of such change, and consummate the purchase and sale of the Property, or (ii) terminate this Agreement by giving Seller written notice thereof within ten (10) Business Days after Purchaser’s receipt of Seller’s notice of any such change. The Closing Date shall be postponed, if necessary, to afford Purchaser the benefit of the full ten (10) Business Day period. If Seller has not received any such notice of termination from Purchaser within the ten (10) Business Day period, Purchaser shall be deemed to have elected option (i). If this Agreement is terminated in accordance with this Section, the Earnest Money shall be refunded to Purchaser, this Agreement shall terminate, and neither Party shall have any further duty or obligation hereunder. If Purchaser elects option (i), then such representations and warranties shall be deemed to have been amended or modified as set forth in Seller’s notice.
     5.2 Covenants and Agreements of Seller. Seller covenants and agrees with Purchaser, from the Effective Date until the Closing or earlier termination of this Agreement:
     (a) Seller shall: (i) operate the Property in the ordinary course of business consistent with past practices; (ii) enter into no new agreements or understanding (whether oral or written) with respect to the Property except as shall be approved in writing by Purchaser; and (iii) fully maintain (or cause IOH LLC and/or OrthoIndy, as the case may be, to fully maintain) the Property in at least as good condition and repair as existed on the Effective Date.
     (b) Seller shall cause to be maintained in full force property insurance upon the Improvements and Tangible Personal Property and general liability insurance with respect to damage or injury to persons or property occurring on or relating to operation of the Property in at least such amounts as are maintained by Seller on the Effective Date.
     (c) Seller shall pay (or cause IOH LLC and/or OrthoIndy, as the case may be, to pay) when due all bills and expenses of the Property.
     (d) Seller shall not, without the prior written consent of Purchaser, create or voluntarily permit to be created any liens, easements or other conditions affecting any portion of the Property or the uses thereof.
     5.3 Representations and Warranties of Purchaser. Purchaser represents and warrants to Seller that:
     (a) Purchaser has duly and validly authorized and executed this Agreement, and has full right, power and authority to enter into this Agreement and to consummate the Transaction, and the joinder of no person or entity will be necessary to purchase the Property at Closing;
     (b) The execution by Purchaser of this Agreement and the consummation by Purchaser or its assigns of the Transaction do not, and at the Closing will not, result in any breach of any of the terms or provisions of or constitute a default or a condition which upon the giving of notice or passage of time or both would ripen into a default under any indenture, agreement, instrument or obligation to which Purchaser is a party.
ARTICLE VI.
Conditions to the Seller’s and Purchaser’s Obligations
     6.1 Conditions to the Purchaser’s Obligations. The obligation of Purchaser to purchase the Property from Seller is subject to the satisfaction of each of the following conditions within the time periods set forth in each condition, or, if no such time period is set forth, at the Closing:
     (a) The representations and warranties of Seller set forth in this Agreement shall be true, complete and correct, or shall be deemed modified as provided in Section 5.1 above.

     (b) Purchaser shall have received the New IOH LLC Master Lease executed by IOH LLC, and IOH LLC shall remain irrevocably committed to perform its obligations under the New IOH LLC Master Lease (contingent only upon the Closing of the Transaction) and shall not have repudiated the same.
     (c) Purchaser shall have received the New OrthoIndy Master Lease executed by OrthoIndy and OrthoIndy shall remain irrevocably committed to perform its obligations under the New OrthoIndy Master Lease (contingent only upon the Closing of the Transaction) and shall not have repudiated the same.
     (d) Purchaser shall have received an Assignment of Rents and Leases executed by IOH LLC in the form called for in the New IOH LLC Master Lease, and IOH LLC shall remain irrevocably committed to perform its obligations under such Assignment of Rents and Leases (contingent only upon the Closing of the Transaction) and shall not have repudiated the same.
     (e) Purchaser shall have received an Assignment of Rents and Leases executed by OrthoIndy in the form called for in the New OrthoIndy Master Lease, and OrthoIndy shall remain irrevocably committed to perform its obligations under such Assignment of Rents and Leases (contingent only upon the Closing of the Transaction) and shall not have repudiated the same.
     (f) Seller shall have timely delivered, performed, observed and complied with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed and complied with by it.
     (g) The Title Company shall remain committed to issue the Title Policy in the form of the Title Commitment as it existed as of the expiration of the Due Diligence Period.
     (h) Purchaser shall have received an updated Phase I (and, if necessary in the opinion of Purchaser, a Phase II Environmental Report) covering the Land and Improvements, which shall be addressed to Purchaser and its designee, and which must be in a form and content acceptable to Purchaser.
     (i) No part of the Property shall have been damaged or destroyed.
     (j) No part of the Property shall have been condemned or be under threat of condemnation.
     6.2 Failure of Conditions to Purchaser’s Obligations. In the event any one or more of the conditions to Purchaser’s obligations are not satisfied in whole or in part prior to the

Closing, and provided such event is not waived by Purchaser as contemplated by this Agreement, Purchaser, at Purchaser’s option, shall be entitled to: (a) terminate this Agreement by giving immediate written notice thereto to Seller on or prior to the Closing Date, upon which Purchaser shall receive a prompt refund of the Earnest Money, and the Parties shall have no further obligations or liabilities hereunder, or (b) proceed to Closing with rights of specific performance.
     6.3 Condition to the Seller’s Obligations. The obligations of Seller to sell the Property is subject to the satisfaction, at all times prior to and as of the Closing, of each of the following:
     (a) All of the representations and warranties of Purchaser set forth in this Agreement shall be true, complete and accurate.
     (b) Purchaser shall have timely delivered, performed, observed and complied with, all of the items, instruments, documents, covenants, agreements and conditions required by this Agreement to be delivered, performed, observed, and complied with by it.
     (c) Purchaser and OrthoIndy have executed the New OrthoIndy Master Lease.
     (d) Purchaser and IOH LLC have executed the New IOH LLC Master Lease.

ARTICLE VII.
Provisions with Respect to the Closing
     7.1 Seller’s Closing Obligations. At the Closing, Seller shall execute, acknowledge (where applicable) and deliver to the Title Company for recording and/or delivery to Purchaser, the following:
     (a) The Deed;
     (b) The fully executed Termination of Existing IOH LLC Lease;
     (c) The fully executed Termination of Existing OrthoIndy Lease;
     (d) The Certificate of Non-Foreign Status;
     (e) The Closing Certificate;
     (f) The Bill of Sale;
     (g) The Affidavit;
     (h) A closing statement itemizing the Purchase Price and all adjustments thereto as provided herein (the “Closing Statement”);
     (i) Duplicates of keys, combinations, codes and security information to all locks on the Property in the possession of Seller;
     (j) Evidence of the existence, organization and authority of Seller and of the authority of the persons executing documents on behalf of Seller reasonable satisfactory to Purchaser and the Title Company;
     (k) Evidence reasonably satisfactory to Purchaser that each of the Service Contracts has either been terminated or assigned to either IOH LLC or OrthoIndy, as appropriate;
     (l) The Title Policy, or, in the alternative, a fully “marked up” Title Commitment signed by an authorized officer of the Title Company, showing Purchaser as the owner of the Land and Improvements, subject only to the Permitted Exceptions and irrevocably obligating the Title Company to issue the Title Policy in the form of such fully “marked up” Title Commitment; and
     (m) Such other instruments or documents as are necessary or reasonably required by Purchaser or the Title Company to consummate the transaction contemplated hereby, provided, however that no such additional instrument or document may expand any obligation, covenant, representation or warranty of Seller or result in any new or additional obligation, covenant, representation or warranty of Seller under this Agreement beyond those expressly set forth in this Agreement.
     7.2 Purchaser’s Closing Obligations. At the Closing, Purchaser shall execute, acknowledge (where applicable) and deliver to the Title Company for delivery to Seller:
     (a) The Closing Statement;
     (b) Wired funds for the benefit of Seller representing the cash portion of Purchase Price due in accordance with Section 3.1 and other applicable provisions herein;
     (c) A Secretary’s Certificate evidencing the authority of the persons executing documents on behalf of Purchaser, which shall be in a form reasonable satisfactory to Seller and the Title Company; and
     (d) Such other instruments or documents as are necessary or reasonably required by Seller or the Title Company to consummate the transaction contemplated hereby, provided, however that no such additional instrument or document may expand any obligation, covenant, representation or warranty of Purchaser or result in any new or additional obligation, covenant, representation or warranty of Purchaser under this Agreement beyond those expressly set forth in this Agreement.
ARTICLE VIII.
Expenses of Closing
     8.1 Adjustments. Taxes, assessments, water/sewer charges, gas, electric, telephone or other utilities, and other operating expenses, if any, with respect to the Property and other customary proratable items shall NOT be prorated at the Closing (and the Purchase Price shall not be adjusted therefor), as all such items are the responsibility of IOH LLC and/or OrthoIndy pursuant to the Existing Leases, and shall continue to be the responsibility of IOH LLC and OrthoIndy pursuant to the New IOH LLC Master Lease and the New OrthoIndy Master Lease, respectively.
     8.2 Closing Costs.
     (a) Seller shall pay:
     (i) all title examination fees, the costs of the Title Commitment and premiums for the Title Policy;

     (ii) the costs of the Survey and any updates thereto;
     (iii) the costs of the Phase I and the updates thereto;
     (iv) Seller’s legal, accounting and other professional fees and expenses, and the cost of all certificates, instruments, documents and papers required to be delivered, or to cause to be delivered, by Seller hereunder;
     (v) the charges for or in connection with the recording and/or filing of any instrument or document provided herein or contemplated by this Agreement or any agreement or document described or referred to herein; and
     (vi) any and all state, municipal, local or other documentary, transfer taxes, surtaxes or similar taxes payable in connection with the delivery or recording of any title transfer instrument or document by Seller provided in or contemplated by this Agreement.
     (vii) all costs, expenses, and fees, if any, associated with the payoff of any existing loans affecting the Property or any part thereof.
     (b) Purchaser shall pay any costs incurred with respect to its inspection of the Property, any costs related to any additional endorsements to the Title Policy requested by Purchaser, and its legal, accounting and other professional fees and expenses.
     Seller and Purchaser shall evenly split any and all charges by the Title Company for escrow services for the Earnest Money and disbursements at Closing. All other costs and expenses shall be paid by the party for whose benefit such costs or expenses are incurred.
     8.3 Commissions/Broker’s Fees. Seller covenants and represents that it has not dealt with any real estate or other broker, finder, agent or other person with respect to the Transaction, who may be entitled to any commission or fee related to same, other than Bremner Healthcare and Cain Brothers RE LLC; and agrees to indemnify, defend and hold Purchaser harmless from any costs and expenses (including, without any limitation, reasonable attorneys’ fees), if any, which Purchaser may incur as a result of (a) Seller’s breach of the foregoing representation and warranty, or (b) any claim by any real estate or other broker, finder, agent or other person claiming by, through, or under Seller. Seller shall pay Bremner Healthcare and Cain Brothers RE LLC all compensation to which it may be entitled in connection with the Transaction pursuant to a separate agreement. Purchaser covenants and represents that it has not dealt with any real estate or other broker, finder, agent or other person with respect to the Transaction, who may be entitled to any commission or fee related to same; and agrees to indemnify, defend and hold Seller harmless from any costs and expenses (including, without any limitation, reasonable attorneys’ fees), if any, which Seller may incur as a result of (a) Purchaser’s breach of the foregoing representation and warranty, or (b) any claim by any real estate or other broker, finder, agent or other person claiming by, through, or under Purchaser.

ARTICLE IX.
Default and Remedies
     9.1 Seller’s Default; Purchaser’s Remedies.
     (a) Seller’s Default. Seller shall be in default hereunder if it shall fail to meet, comply with, or perform any material covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement and shall fail to cure same within ten (10) Business Days after receipt of written notice from Purchaser.
     (b) Purchaser’s Remedies. In the event Seller shall be in default hereunder after the expiration of the applicable cure period, then Purchaser may, at Purchaser’s sole option, either:
     (i) terminate this Agreement by written notice delivered to Seller, in which case the Earnest Money shall be returned to Purchaser by the Title Company, and this Agreement shall be of no further force or effect, except for the provisions which by their terms survive the termination of this Agreement; or
     (ii) enforce specific performance of this Agreement against Seller, in which case it shall be entitled to recovery from Seller its reasonable costs of and attorney’s fees in connection therewith.
In the event Purchaser terminates this Agreement as provided in Section 9.1(b)(i) above, it shall be entitled to receive from Seller an amount equal to all costs and expenses incurred by it with respect to the due diligence performed by it in connection with the Transaction, as well as all its legal, accounting and other professional fees and expenses incurred in furtherance of the Transaction; provided, however, Seller’s total liability for such costs shall not exceed the sum of Thirty-Five Thousand Dollars ($35,000).
     9.2 Purchaser’s Default; Seller’s Remedies.
     (a) Purchaser’s Default. Purchaser shall be in default hereunder if it shall fail to meet, comply with, or perform any material covenant, agreement or obligation on its part required within the time limits and in the manner required in this Agreement and shall fail to cure same within ten (10) Business Days after written notice from Seller.
     (b) Seller’s Remedy. In the event Purchaser shall be in default hereunder after the expiration of the applicable cure period as provided in this Agreement, Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and receive payment of the Earnest Money from the Title Company as full liquidated damages, and thereafter Purchaser shall have no further obligations or liability hereunder. The parties hereto hereby acknowledge that it is impossible to more precisely estimate the specific damage to be suffered by Seller, and the parties hereto expressly acknowledge and intend that this provision shall be a provision for the retention of Earnest Money and not as a penalty. Seller expressly waives (i) any right to specific performance of this Agreement, and (ii) the defense of lack of mutuality of remedies.
ARTICLE X.
Miscellaneous
     10.1 Survival. All of the representations, warranties, covenants, agreements and indemnities of Seller and Purchaser contained in this Agreement shall be deemed independent of one another and shall survive the Closing for a period of one (1) year and shall not be deemed to merge upon the acceptance of the Deed by Purchaser during that time period.
     10.2 Right of Assignment. Without the prior consent of Seller, Purchaser may assign all of its rights and obligations under this Agreement to an entity affiliated with Purchaser, provided that the original Purchaser shall continue to remain liable in such case for the obligations of the “Purchaser” hereunder.

     10.3 Notices. All notices, requests and other communications under this Agreement shall be in writing and shall be either (a) delivered in person, (b) sent by certified mail, return receipt requested, (c) delivered by a nationally recognized overnight delivery service or (d) sent by facsimile transmission and addressed as follows:

If intended for Purchaser:	Healthcare Realty Trust Incorporated
3310 West End Avenue, Suite 700
Nashville, Tennessee 37203
Attn: Stephen E. Cox, Jr.
Phone: (615) 269-8118

Fax: (615) 463-7739
With a copy to:	Baker, Donelson, Bearman, Caldwell & Berkowitz
211 Commerce Street, Suite 1000
Nashville, TN 37201
Attn: Kenneth P. Ezell, Jr.
Phone: (615) 726-5721
Fax: (615) 744-5721

If intended for Seller:	Orthopaedics Indianapolis Surgical Associates, LLC
8450 Northwest Blvd.
Indianapolis, IN 46278
Attn: George G. Kellum
Phone: (317) 802-2064
Fax: (317) 802-2170

With a copy to:	Cain Brothers RE LLC
c/o J. Michael Davis
One North Franklin, Suite 300
Chicago, Illinois 60606
Phone: (312) 604-0577
Fax: (312) 456-9327

With a copy to:	Joseph W. Eke
9100 Keystone Crossing, Suite 400
Indianapolis, IN 46240
Phone: (317) 844-7400
Fax: (317) 574-9426
or at such other address or facsimile number, and to the attention of such other person, as the parties shall give notice as herein provided. A notice, request and other communication shall be deemed to be duly received (1) if delivered in person or by a nationally recognized overnight delivery service, when left at the address of the recipient, and (2) if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the recipient’s facsimile number; provided that if a notice, request or other communication is received on a day which is not a Business Day, or after 5:00 P.M. on any Business Day at the addressee’s location, such notice or communication shall be deemed to be duly received by the recipient at 9:00 a.m. on the first Business Day thereafter.
     10.4 Entire Agreement; Modifications. This Agreement embodies and constitutes the entire understanding between the parties with respect to the Transaction, and all prior or contemporaneous agreements, understandings, representations and statements (oral or written) are of no force or effect. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument in writing signed by the Party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. This Agreement, although initially drawn by one of the Parties hereto, shall not be construed for or against either party as a result thereof in any dispute pertaining to this Agreement or the Transaction, but this Agreement shall be interpreted in accordance with language hereof in an effort to reach the result intended thereby.
     10.5 Applicable Law; Venue. THIS AGREEMENT AND THE TRANSACTION SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF INDIANA; AND THE VENUE FOR ANY ACTION BROUGHT UNDER THIS AGREEMENT AND THE TRANSACTION CONTEMPLATED HEREBY SHALL LIE EXCLUSIVELY IN THE FEDERAL COURTS IN MARION COUNTY, INDIANA.
     10.6 Captions. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe, or limit the scope or intent of this Agreement or any of the provisions hereof.
     10.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns; provided, however the delivery of the Agreement by one party shall not be binding upon either until both parties have fully executed same. This Agreement, however, may be executed in multiple counterparts, each of which shall be deemed an original and all of which, together upon full execution, shall constitute one and the same instrument.
     10.8 Time is of the Essence. With respect to all provisions of this Agreement, time is of the essence. However, if the first or last date of any period which is set out in any provision of this Agreement falls on a day which is not a Business Day, then, in such event, the time of such period shall start or end, as the case may be, on the next day which is a Business Day.
     10.9 Waiver of Conditions. Any Party may at any time or times, at its election, waive any of the conditions to its obligations hereunder, but any such waiver shall be effective only if contained in a writing signed by such Party. No waiver by a Party of any breach of this Agreement or of any warranty or representation hereunder by the other Party shall be deemed to be a waiver of any other breach or warranty or representation by such other Party (whether preceding or succeeding and whether or not of the same or similar nature), and no acceptance of payment or performance by a Party after any breach by the other Party shall be deemed to be a waiver of any breach of this Agreement or of any representation or warranty hereunder by such other Party, whether or not the first Party knows of such breach at the time it accepts such payment or performance. No failure or delay by a Party to exercise any right it may have by reason of the default of the other Party shall operate as a waiver of default or modification of this Agreement or shall prevent the exercise of any right by the first Party while the other Party continues to be so in default.
     10.10 Severability. In the event any term or provision of this Agreement be determined by appropriate judicial authority to be illegal or otherwise invalid, such provision shall be given its nearest legal meaning or be construed as deleted as such authority determines, and the remainder of this Agreement shall be construed to be in full force and effect.
     10.11 No Recording. Neither party shall record this Agreement or any short form, memorandum or notice thereof in any public or governmental office.
     10.12 Attorneys’ Fees. In the event of any litigation between the Parties under this Agreement, the prevailing party, in addition to those damages and other awards given such party therein, shall be entitled to reasonable attorneys’ fees and court costs at all trial and appellate levels.
     10.13 Independent Consideration. Seller hereby acknowledges the receipt of the Independent Consideration, which amount the Parties bargained for and agreed to as consideration for Purchaser’s exclusive right to inspect and purchase the Property and for Seller’s execution, delivery and performance of this Agreement. The Independent Consideration is in addition to and independent of any other consideration or payment provided for in this Agreement, is nonrefundable, and it is fully earned and shall be retained by Seller notwithstanding any other provisions of this Agreement.
     10.14 Escrow Agent. The Title Company shall promptly deposit the Earnest Money and hold the same and disburse the same in accordance with this Agreement. The Earnest Money shall be applied against the Purchase Price at Closing, or refunded to Purchaser or paid to

Seller if this transaction is not closed, as the case may be, all in accordance with the terms of this Agreement. In performing any of its duties hereunder, the Title Company shall not be liable to a party or to any third person for any erroneous delivery to Purchaser or Seller of monies subject to the escrow, nor shall the Title Company incur any liability to anyone for any damages, losses or expenses, except for the Title Company’s own willful default, gross neglect or breach of trust. In the event Title Company has doubts as to its duties or liabilities under this Agreement, the Title Company may, in its discretion, continue to hold monies in escrow until the Parties mutually agree on disbursement thereof, or until a court of competent jurisdiction shall determine the rights of the Parties thereto. Alternatively, the Title Company may elect to deposit the funds held with a court having jurisdiction of the dispute, and upon notifying the Parties of such disposition, all liability of the Title Company under this Agreement shall terminate. In the event of any action between Purchaser and Seller in which the Title Company is made a party by virtue of serving as the escrow agent under this Agreement, or in the event of any suit in which the Title Company interpleads the monies in escrow, the Title Company shall be entitled to recover all costs including a reasonable attorney’s fee through all trials, appeals and other proceedings from the losing party.
     10.15 Third-Party Beneficiaries. This Agreement is not intended to and shall not inure to the benefit of any third-party.
(Signatures on the following pages)

[Signature page — Agreement of Sale and Purchase — Purchaser]
     EXECUTED on the date set forth below to be effective as of the Effective Date.

PURCHASER:

HEALTHCARE REALTY TRUST INCORPORATED, a Maryland corporation

By:	/s/ B. Douglas Whitman II

Printed:	B. Douglas Whitman II

Its:	Senior Vice President

Date:	June 9, 2006

Purchaser’s Tax Identification Number: 62-1507028

[Signature page — Agreement of Sale and Purchase — Seller]
     EXECUTED on the date set forth below to be effective as of the Effective Date.

SELLER:

ORTHOPAEDICS INDIANAPOLIS SURGICAL ASSOCIATES, LLC, an Indiana limited liability company

By:	/s/ George G. Kellum III

Printed:	George G. Kellum III

Its:	Secretary

Date:	June 9, 2006

Seller’s Tax Identification Number:		35-1988341

LIST OF EXHIBITS

Exhibit A	Legal Description of the Land

Exhibit B	Form of Bill of Sale and Assignment

Exhibit C	Form of Certificate of Non-Foreign Status

Exhibit D	Form of Closing Certificate

Exhibit E	Form of Deed

Exhibit F	List of Service Contracts